Opinion of Law Office of Jeffrey Klein
                  relating to the issuance of shares of securities
                           pursuant to the Agreement with
                       Atlas, Pearlman, Trop & Borkson, P.A.

                                 Law Offices of
                             Jeffrey G. Klein, P.A.

                                                       Scott Center, Suite 270
                                                        2600 N. Military Trail
                                                     Boca Raton, Florida 33431

                                                                (561) 997-4050
                                                    Telecopier: (561) 996-9557


                               October __, 1996


Whitestone Industries, Inc.
19200 Von Karman Avenue, Suite 550
Irvine, CA 92715

RE: Registration Statement on Form S-8 for Whitestone Industries, Inc. Common Stock issued pursuant to a Letter Agreement with the law firm of Atlas, Pearlman, Trop & Borkson, P.A.

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Whitestone Industries, Inc. (the "Company") of a total of 50,000 shares of common stock, par value $.0001 per share (the "Common Stock"), issued pursuant to a Letter Agreement dated October 1, 1996 with Atlas, Pearlman, Trop & Borkson, P.A. (the "Agreement").

      In rendering this opinion, I have examined original, certified, conformed, photostat or other copies of the Agreements, the Company's Certificate of Incorporation (as amended), By-Laws and such other documents as deemed relevant and provided to me by the Company. In all such examination, I have assumed the genuineness of all signatures on original documents, and the conformity to original or certified documents of all copies submitted to me as conformed, photostat or other copies. In reviewing said records and documents of the Company, I have assumed the correctness and completeness of the statements made or included therein by the Company and no opinion is expressed thereon.

      Based upon and in reliance of the foregoing, I am of the opinion that the shares of the Company's Common Stock when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

Whitestone Industries, Inc.
Page 2

      I hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                   Sincerely,



                                   Jeffrey G. Klein